EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day, and welcome, everyone, to the IDEX First Quarter 2010 Earnings Results Conference Call. This call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Heath Mitts, Vice President of Corporate Finance. Please go ahead, sir.
Heath A. Mitts, Vice President, Corporate Finance
Good morning, and thank you for joining us for our discussion of the IDEX first quarter 2010 financial results. This morning we issued a press release outlining our company’s financial and operating performance for the three months period ending March 31, 2010. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our company website at www.idexcorp.com.
Joining me today from IDEX management are Larry Kingsley, Chairman and CEO; and Dom Romeo, Vice President and CFO.
The format for our call today is as follows. We will begin with an update on our overall performance for the quarter and then provide an — provide detail on our four business segments. We will then ramp up with the outlook for 2010. Following our prepared remarks we’ll then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 800-642-1687 and entering conference I.D. 62850085, or simply log on to our company’s homepage for the webcast replay.
As we being, a brief reminder, this call may contain certain forward-looking statements that are subject to the safe harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.
With that, I’ll now turn this call over to our Chairman and CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Thanks, Heath, and good morning, everyone. Before we discuss the first quarter results, I’ll run through some general comments as to what we’re seeing out there. As we ended ‘09, most of our end markets had stabilized and some were beginning to grow again. Throughout the first quarter this trend continued with order rates in many of our Fluid & Metering and Heath & Science markets growing at a better pace than our original expectations.
Operationally, we are positioned very well to respond, to take advantage of the demand surge and to take share with very competitive lead-times. And I’ll dive into detail later in the presentation, but briefly in terms of where the upside is coming from, Asia, the Middle East; most of the developing markets look just great for the full year. In Q1 we saw orders and sales growth of over 30% in Asia. And the global infrastructure investment is now translating to orders. The Water business is doing well with major new water monitoring programs and capital improvement projects underway. The federal governments globally are allocating to spend on new programs particularly in Europe.
Our Health & Science segment grew very nicely in the quarter across all businesses. Market growth especially international again as been solid and we continue to take share on new instrumentation platforms. Our operating metrics across the company reflect strong margin performance and we have line of sight to very solid operational execution throughout the year.

And with regard to capital deployment on April 6, we announced a 25% increase to our dividend, and as you know, we just announced last week that we completed the acquisition of Seals, Limited, a new unit in the Health & Science segment. Seals allows us to move into an attractive adjacent product segment within our core HST portfolio. And we continue to move along in the late-stage of the diligence on additional acquisition targets — and that’s in both the Fluid & Metering and of the Health & Science segment.
So I’m going to turn over to slide four, the financial performance overview slide. For the quarter, orders were up 10% and that’s 8% organically. Sales were up 9% and that’s up six organically. First quarter adjusted operating margin of 16.8% was up 410 basis points from the comparable quarter last year. The stronger profitability is the result of leverage on the organic growth. All of our segments experienced year-over-year margin expansion. Q1 EPS at $0.46 was up 55% versus the comparable EPS last year. Free cash of $21 million was up 50% from the first quarter of ‘09. So, all-in-all, a very good quarter and a really good start to the year.
In Fluid & Metering now to jump into the segments, orders were up 17% in the quarter and that’s 14% organically. Sales increased 10%, that’s up 7% organically. Adjusted operating margin of 18.8% was up 410 basis points here in the segment as well for the quarter. We saw year-over-year improvement in nearly all of the markets during the first quarter and we’re seeing strong global demand for the newer products.
Within our energy markets top line growth is materializing as expected. Our investments in the BRIC countries as well as in the Middle East are doing quite well. They’re paying off while the domestic markets are still a little slower to return to growth. In most all regions however our mid and upstream fuel management projects, as well as the LPG applications are trending quite well.
Without our Water business, U.S. municipal markets continue to struggle with near-term funding, but we do remain very bullish that we are very well positioned for these projects as they materialize and we’re going to capitalize on those opportunities.
In Europe, the highlight for the quarter was in the U.K. Our water strategy has really come together pretty nicely. We won a multi-year program associated with the asset management plan in the U.K. water industry. And this first program is an example of the type of water project that we’ve been talking about, the activity that we now have underway. The other FMT served markets are also improving. We’re seeing better performance than we anticipated and talked about last quarter. And we’re seeing that both for distribution to the end markets, we’re also seeing that though in the OEM direct buying patterns.
So in summary for the Fluid & Metering segment, the energy and water markets are growing as we had expected and we are definitely optimistic about what we’re seeing out of the rest of the segment. Our updated thinking for the year is that within the segment chemical and industrial will grow in 2010 and therefore the FMT segment total will grow in the high single-digit range organically.
In our Health & Science segment, if you flip over to the next slide total orders were up 28% for the quarter, that’s up 27% organically. Sales were up 18% in total, that’s 17 organically. Operating margin of 21.8% was up 760 basis points compared to the prior year. It’s obviously driven by volume, but also cost reductions and prior year acquisition-related costs. Again, all the businesses experienced strong margin expansion.
As expected we, saw a return to year-over-year market growth in the life sciences and the end market growth is pretty broad based, but definitely most pronounced in the international markets and particularly in India and China.
Our expanding product range here though and the solutions capabilities continue to drive growth as well and we’re seeing very nice instrument content gain, particularly in the new analytical and diagnostic platforms. Within our more industrialized health and science markets, we’ve also seen good strong growth. General market recovery varies by geography, but new product and take share strategies are clearly paying off. So obviously 17% organic sales growth in the first quarter exceeded our short-term expectations
In the quarter, we did receive the benefit of increased OEM purchases in advance of their platform rollouts. But all said, we’re definitely winning — winning big and we anticipate excellent growth to continue for the full year. For the year, we expect HST organic revenue growth to be high single-digit for the segment.

I’m going to take a few minutes here just talk a bit about the Seals acquisition that we announced last Thursday. As we’ve discussed, our strategic focus for capital deployment in the segment is within the analytical instrumentation and life science markets. And with Seals, what we have now is the combination of breakthrough technologies, some additional material science and some great new products that immediately contribute to the HST revenue stream.
Beyond their core strength in the life science applications, we intend to develop the line to serve other HST and FMT markets as well. And Seals supplies some of the same customers that we have historically served. There’s a growing need for higher levels of purity in food, as you know we’ve talked about, pharmaceutical. We also see some great opportunities in electronics manufacturing. Basically, multiple opportunities across the portfolio.
Today, about 40% of their current revenue is in life science applications, 20% is in food and pharma and the remainder is in the other industrial electronics applications. Regionally, about 60% of their sales are in Europe, about 20% is in U.S. and 20% in the rest of the world. So we welcome Seals to the IDEX team. It’s a great addition, and as I said, we get multiple things out of it.
I’m going to turn to Dispensing now. I’m on slide eight. Total orders in the quarter were down 27%. Organically they’re down 30. Sales increased two, but were down 3% organically. Operating margin is just over 20%, was up significantly compared to the prior year as a result of our restructuring initiatives, as well as just continued broad-based operational improvement.
Overall, the underlying market conditions continue to be soft in both North America and Europe. We expect the general environment to remain challenged and order activity within the U.S. retail channel as well as the European market to be slow for the remainder of the year. And as you know, we’ve talked before, the lumpiness in this business is largely driven by program orders. Our team’s persistence though has paid off in the quarter as we were able to book a sizeable DIY, that’s a do-it-yourself replenishment order and that’ll benefit the first half of this year.
However, despite the recent order, our year-over-year results for the segment will be unfavorable still due to a significantly larger similar kind of DIY replenishment order in Q1 of ‘09. All said, the impact to the growth rate, to the total company is minimal as the segment is about 9% of sales. I want to say though, our Dispensing team has done just a great job of managing the business and the segment is obviously very profitable and it’ll generate a good deal of cash this year.
So moving on to Fire & Safety. For the quarter, total orders were down 1%, organics were down four, sales were down two and organics were down five. Operating margin at 21.2% was up 30 basis points compared to last year primarily due to mix within the segment.
As expected, the global activity versus the domestic market continues to be strong and growing particularly for rescue equipment, but our band clamping business is performing well. Also, it is experiencing solid growth year-over-year. It’s the fire suppression portion of the segment within North America that is negatively impacted by muni budget constraints.
And moving forward, emerging country markets will be by far the best growth opportunities and for rescue in particular. The China rescue market is expected to grow significantly over the next several months and years. And we will leverage our in-country capabilities, as well as our global portfolio, to address those expanding needs.
BAND-IT is enjoying the benefit in the segment too of just a good, general rebound in the economy, as well as just solid sales execution against strong broad-based, but also very good new product performance.
So in total for the segment, we still expect organic growth to be flat to down slightly for the full year with international growth to be offset by domestic municipal spend issues. BAND-IT and rescue will be up and fire will be down, so profitability and cash flow obviously will continue to be outstanding.
I’m going to move on to guidance. I’m on slide 10. We expect Q2 EPS to be in the 0.45 to $0.47 range. Q2 organic revenue growth will be up five to 6%. FX will have a positive impact of about a point.

For the full year, we have raised our guidance. Our EPS range is now $1.75 to $1.80, that’s again driven by the organic revenue growth assumptions that are mid-single digit range, and given the improved first half outlook, we now expect FMT and HST to achieve closer to high single-digit organic sales growth. And as I said, we expect Fire & Safety to be flat to down slightly.
For Dispensing, we continue to expect organic sales to be down slightly for the full year. That’s inclusive of the large first half order. Operating margin for the company will be approximately 16.5% on a full year basis. Our flow through on that incremental organic revenue will be about 45%. For the year, we expect FX to also have an impact of about a point, positively. These estimates obviously do not include any acquisition-related impact from the Seals transaction.
And as far as other modeling items, the 2010 tax rate is anticipated to be 33%. Full year CapEx will be between 28 to $30 million. We’ll obviously continue to convert cash very well, well in excess of net income. And our — also note our projections here exclude any estimate for any additional restructuring costs for the remainder of the year.
So with that, we’re going to open the line to questions. Operator?

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions]. Our first question comes from Jim Lucas with Janney Montgomery. Please state your question.
<Q — Jim Lucas>: All right. Thanks. Good morning, guys.
<A — Larry Kingsley>: Good morning, Jim.
<Q — Jim Lucas>: First question on — more of a housekeeping, with regards to the corporate expense line, we had saw a big jump in the fourth quarter and then seems to have leveled off here in the first quarter. Is this essentially the run rate we can expect going forward?
<A — Larry Kingsley>: Yeah. You can use that as an assumption, Jim.
<Q — Jim Lucas>: Okay. And with regards to Health & Science, I mean, clearly very strong showing across the board. Was wondering, you know you made the comment about OEM orders going forward, any color you can provide with what you’re seeing from an impact with regards to stimulus in the — and the impact on the NIH?
And also with regards to mix, this is one of the better margin showing we’ve seen in quite some time, was this really all the stars aligning? Or is this a type of margins we can expect to see going forward?
<A — Larry Kingsley>: Yeah. Well, let’s start with the top line, Jim. Obviously, organic orders performance of 27% is huge. There are a number of new platform — I want to call them planning for positive sales blanket orders that are built within that. We bridge this a number of different ways to first understand that impact. So if you look at first quarter at 27% versus if you factored out all of those new platform ramp up kinds of commitments, you still bridge to something like 17% organic orders. And obviously that in truth was the sales number.
As far as how much of the total order performance in the quarter was related to NIH or stimulus kind of funding, we actually don’t think that’s a huge number. We think there’s a couple of points that’s tied into that. But most of our customers are seeing pretty nice international gains as well. So — and as I said in the prepared remarks, as we can discern where the sell-through numbers are on a geographic basis, international performance is better than U.S. and U.S. obviously is where you’d see that NIH impact.
As far as the margin performance in the quarter, the team is just doing a great job. We got a lot of costs down. We’re seeing some benefits there. We lapped some of that. Later in the year you won’t see the same kind of year-over-year margin improvement. But we’re certainly at this point to a very, very competitive cost position. And we’re going to continue to see reasonable organic performance, I think fantastic margins across the business.
So it’s not really the stars aligning in terms of best mix. Mix will bounce up and down slightly in the segment. It always does. But it’s never been one that hugely varies. And I think that what you’re seeing now is really good leverage frankly, obviously on the cost actions that we’re taking and obviously very good flow through on that organic revenue.
<Q — Jim Lucas>: Okay. Very helpful. Thanks. And finally, with regards to the acquisition pipeline, could you talk about what you’re seeing from a valuation standpoint out there? And the types of deals that you’re looking at today, are they more comparable to the Seals where we’re seeing bunts and singles or is there potentially something bigger in the pipeline?
<A — Larry Kingsley>: It’s a little of both, Jim, in terms of size. We’ve got quite a few things going on right now. And they are in the seals size range to 2X the seals size range right now, some that are probably less probable that are a little bit larger. There are enough of them. But I think we feel very good about capital deployment for the full year and are all going to be strategically right down the middle, really, really good adds for us.
As far as what we are seeing out there in terms of valuations, I would tell you that we’re comfortable that of the acquisitions that we’re in process with, they’re going to be really good returns to the company. As you know, we prefer proprietary deals versus auctions and I would make that comment specifically to what we’re seeing on the proprietary side. And the auction side is a bit of a mixed bag right now. And in some cases — in several cases, we’ve chosen early to opt out because we don’t think the valuations are warranted.
So anyway, I think it’s going to be a good year for capital deployment for the company. I think we’re going to be very pleased with what we — look back at the end of the year and say these were all solid adds. As you know, we build more technology and growth into all of what we have by way of acquisitions. We’re really pleased with what we’ve done over the last several years. You’ll see similar things to come here.
<Q — Jim Lucas>: Okay. Great. Thank you very much.
<A — Larry Kingsley>: Sure.
Operator: Our next question comes from Christopher Glynn with Oppenheimer. Please state your question.
<Q — Christopher Glynn>: Thanks. A little further into the HST orders, I think you called out some OE stocking, but if we could look at what the lead times in to recognized revenues are with some of the mix of these things, it just seems a little tough to tie it back to high single-digits organic growth, what you’re seeing here. So maybe if you could help a little bit more on that front?
<A — Larry Kingsley>: I would — yeah, I’d bridge it in two steps. First, what we talked about is bridging 27% organic orders to 17% organic orders given a fairly broad based really robust representation of that 17% organic line. The difference there — that 10 points has not so much the classical stocking element to it, but it has the ramp-up associated with some new platforms that are coming out pretty strong from our customers. And so while we’re typically subsystems on those, the advanced look on all of that looks pretty positive.
When you look at the bridge, if you want to bridge it, between 17 and call it high single digits, that’s just more a view of — the world is continuing to understand how robust the economy is. We feel very good about our execution. And one could argue at this point looking forward that high single digit for the segment is perhaps a bit pessimistic. I think as we go forward by quarter, you’ll continue to hear us talk pretty positively about what we’re seeing. But so far it’s been solid execution. And I think we’re in a really good position operationally to take advantage of the surge in demand that we do see as we look forward, more of the same.
<Q — Christopher Glynn>: Okay. And then I don’t think you mentioned the accretion or impact of sales — if you did, I’m sorry, I missed it, but any commentary there?
<A — Larry Kingsley>: I did not — specific to the acquisition?
<Q — Christopher Glynn>: Yes.
<A — Larry Kingsley>: No, I didn’t and we just don’t have that assumption built in one way or the other for the short term or beyond 2010 at this point.
<Q — Christopher Glynn>: Okay. Thank you very much.
<A — Larry Kingsley>: Sure.
Operator: Our next question comes from Mike Halloran with Robert W. Baird. Please state your question.
<Q — Michael Halloran>: Good morning. Question on sequential revenue trends through the year, could you just refresh my memory on what a typical sequential revenue trend for your HST and FMT divisions look like through a year? And any reason you think that would deviate this year relative to what that historical trend would look like?
<A — Larry Kingsley>: I would — Dom will give you what the sequential seasonal pattern typically looks like for the two segments, Mike. But I don’t know that I would compare 2010 to ‘09 obviously given the nature of ‘09 for all companies and all businesses. But, Dom, why don’t you...?

<A — Dominic Romeo>: Sure. I think, Mike, you have to go back to probably ‘06, ‘07, ‘08 timeframe, HST, historically pretty linear by quarter. There have been times in the fourth quarter where SIAP has gotten a little bit ahead of itself with our customers where you’ve seen a minor dip in the fourth quarter. But our assumption is kind of sequential good linearity within quarters for HST.
And probably where you’re going is FMT, which historically Q1 is the lowest quarter and Q2, 3 and 4 tend to be the upticks. So that’s a wait and see for us but I’m sure that’s where you’re at in terms of historic linearity. So we’ll have to wait and see how it plays out. The good news there though is on orders; even without the blankets we’re seeing nice Q1 organic quarter or growth as well.
<Q — Michael Halloran>: And I guess the reason I bring it up is you guys commented on the 45% incremental margins for the full year being still the target. And if you take that normal sequential build, you get something a little bit above or certainly above what your current guidance range is. And I’m just kind of wondering, from a full year perspective, if there’s something else going on that I’m missing?
<A — Larry Kingsley>: For FMT, the answer is no, and there is some upside for certain with respect to the full year operating line.
<Q — Michael Halloran>: Okay. Thanks, guys.
<A — Larry Kingsley>: Sure, Mike.
Operator: Our next question comes from Charles Brady with BMO Capital.
<Q — Thomas Brinkmann>: Good morning. This is actually Tom Brinkmann standing in for Charlie Brady. Just had a couple of questions for you about some of your end markets, what you’re seeing. How about the chemical and refining end markets domestically? Have you seen any pickup there?
<A — Larry Kingsley>: We have, Tom. What we’re seeing as I mentioned I think in the prepared remarks, a little bit better order activity and fairly broad based for our Fluid & Metering markets that were expected to be a bit slower in terms of pickup that were chemical and some of the more general industrial end segments. We’re seeing that as a combination of project activity, but robust MRO demands too, as it’s kind of a good blend.
As you know, we started the year with the assumption that what was really going to drive good growth across FMT was Energy and Water. We’ve certainly seen that, feel very good about that particularly what we’re seeing happening in Water. But what we had assumed at the beginning of the year was that there would be a bit of a drag in terms of the chemical and call it industrial pieces. I would tell you that we’re feeling incrementally better about that portion of FMT, so again, we’ll continue to monitor it, look a quarter out again and see where we are at the end of Q2 but right now certainly we don’t see the drag in the segment at all.
<Q — Thomas Brinkmann>: Okay. That’s good. Also, just wondered if you could sort of talk about the difference in if the Water end market’s doing better, if that’s some municipal oriented activity? And how that compares to your a little bit more downbeat outlook for the Fire Suppression market with municipal spending?
<A — Larry Kingsley>: Yes, well, there’s a couple different things going on. First, we broadly categorize what’s going with Water is the very solid execution, what’s going with our team, and it’s global before it’s domestic. So what we’re seeing is water infrastructure projects getting to the point of monetization internationally before they are here in the U.S. At the same time what we’re seeing is that out of the U.S. municipal spend budgets that water is a higher priority than fire right now. And there is obviously various forms of stimulus most of which in the U.S. have not made their way to program orders, but certainly looking better.
And when we look at what’s going to happen over the next few years, not just the rest of this year for water, we’ve got pretty good assurances frankly that the global infrastructure stuff is going to drive fantastic growth and the U.S. municipal spends will come back in terms of priority ahead of just about everything else.

The U.S. municipal spend around fire in terms of your question, the comparative, I think will continue to drag a little bit this year as we’ve said and you may see that in many other municipal categories too. The good news for us even as it looks within the segment, the Fire & Safety segment, is kind of the same story that we see prioritized spend for rescue tools globally more than domestically, but even in the world of the domestic rescue tools spend, it’s also pretty reasonable. So you’ve got to look at where the priorities for how the money is being spent. All up, water’s certainly in a very, very good position and looking very good looking forward and I don’t think fire gets any worse.
<Q — Thomas Brinkmann>: Okay. That’s good color. Thank you. And also speaking of uses of money, if you could just talk a little bit about broadly about how you make your decisions about the uses of cash? Obviously the 25% hike in the quarterly dividend was nice. And how does that compare with prioritization of say a special dividend or share repurchases in the context of your plans to make additional acquisitions?
<A — Larry Kingsley>: Yes. We’re — right now we’re definitely growth focused. Our primary capital deployment is making acquisitions and we’re looking forward to a solid capital deployment plan for the year and beyond. And we’ve got a number of things that are already teed up that look good. We’re always going to make the right decisions. We’re going to make good acquisitions at good prices, but by and large the focus is capital deployed to grow the business.
<Q — Thomas Brinkmann>: Okay. That’s all I had. Thank you.
<A — Larry Kingsley>: You’re welcome.
Operator: Our next question comes from Ned Borland with Hudson Securities. Please state your question.
<Q — Ned Borland>: Good morning. Two quick ones here. One, could you share with us the magnitude of the large retail order for Dispensing?
<A — Larry Kingsley>: For some market competitive reasons we’re not going to get into a lot of detail. But I will give you some further, I guess, color again, here on what we’ve achieved. Just let me step back a couple of steps.
So these infrastructure projects are going on all over the world. In many cases the water infrastructure work has already been privatized. That’s the case in the U.K. And in the U.K. they run a 5-year cycle. And there are 10 districts I think it is in the U.K. This order and what was recognized was the first of 5 years. So we only recognized 20% or so of the commitment, obviously gives us a good bit of comfort that we’re going to continue to see good growth for a while to come.
And I would expect that we’ll see nice order volume out of the other water applications, globally. It may not always be mobile to year in nature, but that will definitely be the case for the stuff that is to follow-on from what we’ve seen here in the U.K.
<Q — Ned Borland>: Okay. I was actually thinking about the order for Dispensing that was going to ship in the first half of the year.
<A — Larry Kingsley>: Oh, I’m sorry. I’m sorry. For Dispensing that order is a DIY, so it’s a retailer, I’m sorry, placing an order for essentially new equipment to go into stores in the U.S. and that order books and ships in the first half of this year. And essentially the impact there is you’ve got a Q1 order, which fully ships by the end of Q2 and as I said in the prepared remarks the comparable was again, it’s always lumpy, but the equivalent last year was a big order that largely impacted Q2/Q3 of ‘09. So that order books and ships the first half of this year.
<Q — Ned Borland>: Okay. And just to get back to the water and infrastructure-related projects, I guess the duration of most of the projects is multi-year. Are there — would you ship consistent volumes along the duration of the project? Or is there some sort of sweet spot along the way that we should be thinking of from a margin perspective?
<A — Larry Kingsley>: Not from a margin perspective. If anything, the margins increase as you go into the later phases of these programs. There isn’t a huge variability from start to finish though.

<Q — Ned Borland>: Okay, thank you.
<A — Larry Kingsley>: You’re welcome.
Operator: Our next question comes from Scott Graham with Ladenburg Thalmann. Please state your question.
<Q — Scott Graham>: Hey, good morning. Nice quarter, guys.
<A — Larry Kingsley>: Thanks, Scott.
<Q — Scott Graham>: Hey, wanted to maybe get under a couple of numbers here, that Health & Science number, which not only the sales number was terrific, but also the orders number. And maybe to the extent that you are able to, Larry, split kind of order of magnitude; was this about the same in core versus industrial? Was the industrial — did the industrial get helped by an easy comp? Because that’s an extraordinary number. And I was just hoping you could kind of give us a feel for the waiting of one versus the other.
<A — Larry Kingsley>: The short answer, Scott, it was all good. And it’s not really so much against the easy comp, frankly, as it is specific projects that OEM platforms won on both sides of the house, also what we formerly talked about as core/non-core.
So we definitely have good evidence. We go through, as you well know, very detailed operating reviews here. And very solid platform wins. Both on the analytical and the diagnostic side, but also on the more industrially exposed portions of the business.
So I’m very, very pleased with the team’s execution in the quarter and for some of the stuff that’s to come here.
<Q — Scott Graham>: Yeah, that’s a very good number. The flip side is — I do have a follow-up question to an earlier question about that corporate expense, which — I don’t know if you mean on dollars or on a percent of sales basis, Larry, that this is kind of maybe the new run rate. Either way, however you slice that, it looks kind of high. And I’m wondering if you can kind of get into a couple things as to why.
<A — Larry Kingsley>: Well, the short answer, Scott, is that some of what you have in the quarter is management bonus, obviously. And that’s a function of the team doing a great job through the back half of ‘09. So on a — both a dollar and a slice basis, you have that impact; as well as in the quarter, there was fairly high legal expense number.
So you will see it improve. Don’t assume that we’re spending our way frivolously out of this recession.
<Q — Scott Graham>: No. Not thinking that at all.
<A — Larry Kingsley>: As well, there were some deal costs for our acquisition as well.
<Q — Scott Graham>: I suspected that as well, yeah. Okay. Actually the last question, Fire & Safety. And I guess specifically, I’m not really concerned about Fire, because I think you kind of have a good bead on what that is because of your relationships. But I think more interestingly is how BAND-IT and Rescue Tools businesses are developing. And I know BAND-IT’s a pretty high margin business for you. Are you starting to see this — because this seems to me to be a bit of an earlier cycle, maybe an early indication, if you’ve got OEMs doing business with BAND-IT on a solutions-driven platform basis; that seems to be a positive not only for BAND-IT, but also maybe backing up into some of the fluid FMT business. Can you maybe talk about some of the things that are happening at BAND-IT and maybe to the extent possible rescue tools as well?
<A — Larry Kingsley>: Sure. BAND-IT is an earlier cycle business, there’s no doubt about that. However, with BAND-IT — and I think we talked about this last quarter as well — very solid new products that have come out that we’re seeing nice incremental revenue out of. Some of it a little bit faster than we had anticipated.

But what is really good news is again, back to the earlier question around how much of what we’re seeing is a restocking contribution; we’ve dissected BAND-IT in extraordinary detail to understand by channel member what’s going on in terms of restocking Health versus sustained. And it’s not a lot of restocking, frankly.
If you were to look at BAND-IT on a stand-alone organic basis, you’d see something like 13% if memory serves me correct. And we think a good chunk of that is new product revenue. Now are there - is there a couple of points of contribution associated with the broadly based restocking? What happens in both OEM and distribution channels? Perhaps. But it’s certainly not a bubble that we think falls back off anytime soon.
As far as rescue, what’s going on in Rescue is international wins. We’re seeing — and we’ve talked about this pretty consistently right through the downturn. But now it’s even better. We’re seeing just outstanding national commitment to rescue tools from a number of the emerging markets. And not the ones that are always so popularly discussed, but fairly small places around the world that care a lot more about rescue.
If you were to look just at the domestic rescue numbers, it’d be kind of blasé. But what’s really going to drive growth as I said is China, some of the other developing markets — and disaster recovery is top of mind right now. So slightly different elements to what’s going on. But frankly, all looking pretty good within the segment.
And then fire suppression, as I said earlier, we don’t think that it gets any worse domestically. We’re kind of down to a minimum truck allocation, truck spend and type of truck, truck appropriation.
So I think all up, the segment obviously continues to be really profitable, generates lots of cash, benefits from the current mix, which is rescue and BAND-IT up and fire softer. So it’s certainly not a drain in any fashion on the company. As you saw, we were up on margins a bit in the quarter.
<Q — Scott Graham>: Got it. That’s all I had. Thanks a lot.
<A — Larry Kingsley>: Thanks, Scott. Thanks.
Operator: [Operator Instructions] Our next question comes from Walt Liptak of Barrington Research.
<Q — Walter Liptak>: Hi, thanks. Good morning, guys, and good quarter.
<A — Larry Kingsley>: Thank you, Walt.
<Q — Walter Liptak>: So I wanted to ask one more on the corporate expense, sorry about this. But I’m wondering if you could break out what management bonus was, incremental? How much legal expense was incremental in the quarter?
<A — Dominic Romeo>: Well, Walt, the accrual for bonuses right now as you know is an estimate. So you’ll see that when the full year shapes out in the K. And legal expenses obviously weren’t big enough for us to call out as a specific guide relative to earnings. They are obviously - won’t be relative to run rate, but not relative to our performance in the quarter.
<Q — Walter Liptak>: Okay. And then I guess without that number, we’d have to do some guessing. But so the corporate expense number for the full year, like in dollars?
<A — Dominic Romeo>: Yeah. We’re not going to guide at that level at this point. We gave you the margin for the total company. So obviously you could model back towards the segment margin to total.
<Q — Walter Liptak>: Okay. All right. And with the orders in HST and FMT very nicely up, it looks like you’re being conservative on the back half revenue and margin. I wonder if you could just address that observation and I guess I wonder about if you are being conservative, why are there incremental costs or something in the back half that we should know about?

<A — Larry Kingsley>: It’s a fair statement, Walt. I think we obviously took our organic assumptions up and we talked about some of the reasons why we see broader based positive performance coming out the end markets and FMT and sustained very good growth in HST. You add those 2 segments up, that’s just under three-quarters of the company in total. So you do have to get to some pretty conservative assumptions in the back half.
At the same time, we took EPS up obviously a fair amount for the full year. Is it conceivable that we continue at this pace through the full year broadly based, no drags anywhere, economy helps a tad, a lot even frankly, but continues to be good and we go above the upper end of the range, it’s possible. Yes. It is. And so are we perhaps being slightly conservative right now. I mean you can argue that I suppose. We feel good, frankly, about execution so, I mean, irrespective of everything else I think I’m in good shape with respect to how I think the team is doing and I think we’ll have a good year.
<Q — Walter Liptak>: Okay. Good. And then if I could switch to the fire and safety? You mentioned domestic is down. The rest of the world is where you’re getting the growth. I wonder if you could give us numbers about like order trends. What were order trends in total for the quarter? I might have missed that, the organic orders and how much is domestic down? How much is ROW [rest of world] up?
<A — Larry Kingsley>: We’ve historically not really broken down organic orders sub segment, but I think if you want we can give you that.
<A — Dominic Romeo>: Walt, it’s probably an easier comp if you think about the sub segments. So let’s just call banded up up double digit plus. Fire in all up, down; 13, 15%. Then the rescue side down slightly, but within that mix down double-digit kind of numbers in the U.S. and offset by the foreign growth that Larry mentioned.
<Q — Walter Liptak>: Okay. All right. Thanks. That helps.
<A — Larry Kingsley>: Sure.
Operator: Our next question comes from Matt Summerville with KeyBanc. Please state your question.
<Q — Matt Summerville>: Just a — good morning. Question on FMT. You talked a little bit geographically speaking about the water piece of the business. I was wondering if you could give a little more detail into what you’re seeing across the three major geographies in the non-water pieces of FMT? And then I just want to make sure that I’m comfortable with kind of your commentary on the chemical side of the business. You guys were definitely, even just a quarter ago, much more pessimistic on that piece of the business. And I guess what I’m trying to get a feel for is what do you think has happened to drive potential inflection point in the other — in a positive direction there?
<A — Larry Kingsley>: Sure. Matt, well starting with water, as I said a minute ago, certainly what we’re seeing is international projects translating to orders faster than domestic municipal spend. All that said, we’re seeing some pretty good signs that domestic activity is now going to bear some fruit here pretty shortly, too.
Energy you didn’t ask about, but specifically energy is good globally. And for where we play and where the reinvestment is going largely around distribution of fuels globally, pretty strong activity. And also even in the areas such as LPG, as I think I mentioned in the prepared remarks. But kind of a consistent story globally for what we’re seeing happen in energy. So if you take water and energy and look at those growth rates for the segment, not terribly different than what we thought about at the beginning of the year, but I would say incrementally we’re certainly seeing better activity out of those alone.
And then as I said a minute ago with respect to lack of drag, the other big segment, the other big end market for Fluid & Metering is chemical; and we didn’t have very high hopes for chemical globally for the year. It’s getting better. And it’s a blend of projects that we can identify where we’ve got product going into new lines and that’s both in international applications as well as U.S. But also with what we’re seeing in MRO [maintenance, repair, and operations] associated spend and some of what we had going on last year was a bit of a double whammy where there weren’t any chemical new capital programs and there — even MRO spend was really tightened down. So I would say low single-digit organic assumptions for chemical for us globally are pretty reasonable for the full year.

As far as where we see lack of growth, anywhere if you want to call it that in FMT, continental Europe is still flat. Where we’re seeing the strongest growth now versus our earlier end year assumptions are a bit of a pick-up domestically. So yes, a bit different than what we had said a quarter ago, but not radically different than our assumptions. And as we look forward I think the good news is because it’s so broad based that I don’t think FMT suffers any real drags for the full year. We’ll continue to watch it and we’ll have again a clearer view a quarter out but so far, so good.
<Q — Matt Summerville>: Thanks, Larry.
<A — Larry Kingsley>: Sure.
Operator: I am not showing any other questions in the queue at this time. I’d like to turn the conference back over to the host.
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Well, we’d like to like to thank you for joining. As always, we appreciate your interest in the company. Obviously the Q1 results were good and we’re really very well positioned to grow. No concerns in terms of operational execution at this point. We’re managing all very well. We’re very pleased to have the Seals team join IDEX. Welcome. We’re going to put our balance sheet to work, and we want to thank you. We’ll look forward to speaking to you through the quarter and at next quarter’s call.
Operator: Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the teleconference. You may now disconnect. Good day.